Midwest Express Holdings, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com
Traded: NYSE - MEH

Media Inquiries: Carol Skornicka, 414-570-3980, 888-360-4782 or Carol.Skornicka@midwestairlines.com
Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 or Dennis.O’Reilly@midwestairlines.com

FOR RELEASE:
Thursday, December 4, 2003

MIDWEST AIRLINES WORKING WITH STATE
CONCERNING CIRCUIT COURT DECISION
DECLARING HUB AIRLINE TAX EXEMPTION INVALID

Milwaukee, Wisconsin, December 4, 2003 – Midwest Express Holdings, Inc. (NYSE: MEH) reported in a filing yesterday with the Securities and Exchange Commission that a Dane County Circuit Court declared invalid the Wisconsin statute that provides exemption from Wisconsin ad valorem property taxes for hub airlines. The Circuit Court’s ruling was reached on Nov. 7, 2003 in response to an action brought by Northwest Airlines, Inc. Currently, Midwest Airlines is working with representatives of the state of Wisconsin on an appeal or other action to reduce or eliminate the potential effect of the decision on the company.

The exemption was enacted by the Wisconsin Legislature in 2001 and received widespread bipartisan support. It was intended to stimulate investment and encourage economic development in Wisconsin by creating a competitive tax environment for airlines. Prior to the exemption, combined Wisconsin income and personal property taxes were three to seven times higher than those in surrounding states, potentially rendering other states more favorable sites for expansion.

“We are extremely disappointed with this lower court decision and are looking forward to working with the state to find an acceptable resolution,” said Timothy E. Hoeksema, Midwest Airlines chairman and chief executive officer. “It is essential that the exemption be reinstated in order for us to maintain our commitment to our Wisconsin growth plan.”

Midwest Airlines features nonstop jet service to major destinations throughout the United States. Skyway Airlines, Inc. – its wholly owned subsidiary – operates Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 50 cities. More information is available at www.midwestairlines.com.

Midwest Express Holdings
Add  -1-

This document contains forward-looking statements that may state the company’s or management’s intentions, hopes, beliefs, expectations or predictions for the future. Words such as “expect,” “anticipate,” “believe,” “estimate,” “goal,” “objective” or similar words are intended to identify forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected results due to factors that include but are not limited to uncertainties related to general economic factors, industry conditions, scheduling developments, government regulations, labor relations, aircraft maintenance and refurbishment schedules, potential delays related to acquired aircraft, fuel costs, competitive developments, interest rates, terrorist attacks or fear of terrorist attacks.